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                                                                    Exhibit 99.1


(SHURGARD LOGO)   PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 - Telephone:
(206) 624-8100  Fax:  (206) 624-1645

CONTACT:                                                   RELEASE NUMBER: 03-15

Jeffrey Scott Szorik
Harrell Beck
Shurgard Storage Centers, Inc.
(206) 652-3702

FOR IMMEDIATE RELEASE

               SHURGARD ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

SEATTLE, WASHINGTON, July 11, 2003 . . . Shurgard Storage Centers, Inc.
(NYSE: SHU) today announced the pricing of its public offering of 5 million shares of Class A Common Stock at $32.50 per share. In addition, the Company has granted the underwriters an option to purchase up to an additional 750,000 shares at the public offering price to cover any over-allotments. Citigroup Global Markets Inc. was the lead manager and sole bookrunner, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated were co-managers.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale or any offer to buy these securities in any state in which such offer, solicitation or laws would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the prospectus supplement relating to the offering may be obtained from Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013; Banc of America Securities LLC, Capital Markets Operations, 100 W. 33rd Street, 3rd Floor, New York, New York 10001, Mail Code - NY1-509 03-22; Merrill Lynch, Pierce, Fenner & Smith Incorporated, World Financial Center, North Tower, 10th Floor, New York, New York 10281, or Shurgard, 1155 Valley Street, Suite 400, Seattle, WA 98109.

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ABOUT SHURGARD STORAGE CENTERS, INC.:

Shurgard Storage Centers, Inc., is a real estate investment trust headquartered in Seattle, Washington. The Company specializes in all aspects of the self-storage industry and operates a network of over 585 operating storage centers located throughout the United States and in Europe